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                                                                   Exhibit 99.01


                                                           November 18, 1996



                                          Richard E. Lovell    Kathy Knuth
                                          Kellogg Company      Kraft Foods, Inc.
                                          (616) 961-3799       (847) 646-2666




                KELLOGG COMPANY TO ACQUIRE LENDER'S BAGELS FROM
                               KRAFT FOODS, INC.

     BATTLE CREEK, MI -- Kellogg Company and Kraft Foods, Inc. announced today an agreement for Kellogg to acquire the Lender's(R) Bagels business from Kraft for $455 million. The transaction, expected to be completed by year-end, includes Lender's plants in West Haven/New Haven, Connecticut; Mattoon, Illinois; and Buffalo, New York.

     Lender's, based in White Plains, New York, is the nation's leading manufacturer and marketer of frozen, refrigerated, and fresh bagels with annual sales of $275 million.

     "Lender's Bagels is a perfect fit for Kellogg Company's fast-growing convenience foods business," said Arnold G. Langbo, Kellogg Company chairman of the board and chief executive officer.

     "With our heritage based in nutrition and our technical competence in grain-based food products, adding the nation's number one brand in bagels to our number one positions in toaster pastries (Kellogg's(R) Pop-Tarts(R)), frozen waffles (Eggo(R)), and cereal bars (Kellogg's(R) Nutri-Grain(R) and Kellogg's(R) Rice Krispies Treats(TM) squares) offers substantial new opportunities to grow our business," Langbo said.

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     "Lender's is a strong franchise, but it does not fit with our long-term strategic direction. The sale of Lender's completes our exit from the bakery category and will allow us to concentrate our resources more effectively on our core businesses," said Robert S. Morrison, chairman and chief executive officer of Kraft.

     Kraft Foods, Inc., headquartered in Northfield, Illinois, is the multinational food business of Philip Morris Companies Inc., and is the nation's largest packaged food company with revenues of $16 billion.

     Kellogg Company, headquartered in Battle Creek, Michigan, is the world's leading producer of ready-to-eat cereal and a leader in grain-based convenience foods with revenues of $7 billion.